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Airgas, Inc.
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Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
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On May 12, 2010, John McGlade, Chairman, President and Chief Executive Officer of Air Products and Chemicals, Inc. (“Air Products”), held an employee-wide meeting relating to various matters.  The following slide was used in the meeting.  Also below is a transcript of the portion of the meeting related to Air Products’ tender offer for all the outstanding shares of common stock of Airgas, Inc.

Air Products Chairman’s Talk 12 May 2010 Airgas Offer:  On Track Following our disciplined strategy Shareholder response Process Tender offer Shareholder proposals Communications Compelling industrial and strategic logic Air Products has excellent opportunities

John McGlade
Chairman's Talk Transcription
May 12, 2010

John McGlade: When we get to my next slide, we did add an environment where we're pursuing a very large acquisition called Airgas. And one concern of shareholders, always in that situation, there are many, and I’ll talk to those a little, is, are you going to take your eye off the ball of the underlying bases, or the underlying business?  I’ve been assuring them we aren't. Talking to all of you. We're holding CDC accountable to continue to drive the performance of their business and functions and organizations.

We've done it for two quarters, and we got to keep doing it. The Airgas transaction is a fiscal year 11 event, not a fiscal year 10 event.  And our shareholders will be able to see how we perform in 10, as an underlying Air Products organization and company and how we deliver on our commitments and our objectives, and that will be very important to how they believe we’ll deliver, should we be successful with the Airgas transaction, on the objectives and the goals that were set out for the combined company. So very, very important there’s an opportunity to do more, if we can deliver more in 3 and 4 and the vast majority of the population gets rewarded more in that context when you look at the math of this.

Let me switch us now to the only slide I have in this deck on Airgas.  And I'm going to go to the very last point on this slide, and define.  We can certainly take questions on it - I’m not trying to discourage questions. But a lot of what I've been doing, Paul and Ken are out today and tomorrow with investors. You may have seen a number of interviews and different financial/ business related, largely business related magazines or online blogs, etc has been, Yeah, we'll talk about Airgas, and I’ll do that in a minute,  but what I really want you to understand is the very bright prospects Air Products has in a recovering global economy.  That gives us a lot of leverage on our existing assets, in an economy and a world where the demand for energy and the cost for energy, due to the demographics of the world.  The need for environmental solutions due to both societal demands for more environmentally friendly applications, as well regulatory and legislative actions that further reinforce that.  And new market opportunities, where it be technologies or geographies are as strong or stronger than we've ever seen in our history.  And so when we went into this transaction, I said it before, one of the key issues for me, the management team and the Board of Directors was if we're going to embark on Airgas, we would only going to do that provided that we had the strategy and ability to fund the organic growth that this company has going forward. We’re on that track, you saw the results, we got to keep that up. Two quarters don’t make a year, and a year doesn’t make all of our shareholders convinced.  But that’s an important point, you'll see a lot of that in our dialogue.

Obviously, Airgas is a large transaction.  So people want to talk about that. I can say to you today that what’s transpired since we announced on February 5 is exactly on the strategy that we laid out. We’ve been very, very clear, we’re going to be very discipline in following that strategy.  There's a lot of noise out there-- Why don't you do this? Why don’t you do that? Different people write different things. They are not based on fact, in most cases. Many of those are based on, well they need to do this to get this transaction closed, or they should have done that to get this transaction closed. We’ve got a strategy.

We’ve got some of the best advisors at this game in the world, that have been down this path many, many times before. And we don’t do these things all the time so they have a good seat at the table in terms of making sure we are listening to the advice that they have seen across multiple hundreds of billions of dollars of transactions.

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Where we are in the process.  We had a tender offer, we extended that tender offer. That's customary. Nobody ever exercises their shares into the tender offer, at the outset.  They want to wait to see what happens. Does another bidder show up, do they get regulatory approval, does the Board engage, does the board of the takeover engage with the board of the potential acquiree. All sorts of things like that, that play out.

We will, by 20 of May, and we’ve talked about this before. Without giving you a high level of detail – we have access to the Airgas proxy.  We can put proposals in that proxy. You know when you get a proxy card vote your shares, it usually says vote your shares for the recommended directors that are up for reelection, vote for auditors, and very rarely does it have anything else on that proxy card.

That proxy card will have, I’m sure from Airgas at a minimum their three directors that their board recommends. But it will also have three directors that we’re nominating to stand against and run against the Airgas directors. There will also be other proposals, in there that I’m really not going to get into today, because they haven’t been disclosed yet. They will be by the 20th of May, that are geared toward helping move this process along in a manner that ends up with success for us and our shareholders.

So as I mention earlier that I’d come back to this, one other point, so what's going on with our shareholders?  I don’t know if Nelson’s here or not, but we can take these in questions. The overwhelming response for the most part is, “we understand the strategic and industrial logic of this transaction scale, and between Paul and I and Nelson and Ken, I can tell you we’ve seen just about every one of our top 50 shareholders multiple times, all of the sell-side analysts, most of the analysts within the large funds that the buy-side analysts that make their own assessment. And we don't get much pushback on that.  There's always a group of shareholders that sell on news and sell no news means a large acquisition is news, so we’ll wait to see what happens and how that plays out.

And our stock is depressed. And we expected that, in price. We expected that in the context of when you're doing a large acquisition like this, uncertainly of conclusion, and uncertainty of timing to conclusion you tend to have, you know, market reactions much like in the news. When I see new news, I’ll make a decision as to weather or not, that’s when I’ll make my decision on how to vote. Whether it be on the Airgas tender offer we have out there, or on our own stock.

That's, in five minutes, the nutshell on Airgas and again we can come back to that if we need to.  I will tell you there's probably not a whole lot to add to it, but we’re here.

[Unrelated Discussion]

Katie: Airgas question John.  Question about operating margins and how the potential acquisition would affect our goal for operating margin improvement.

John McGlade:  Sure. Great question.  So, you know obviously when you do a large acquisition, there's two things that are going to happen.  One, less on operating margin but more on return on capital, you have to write the assets up to current market value so the math goes against you. Meaning the denominator gets a lot greater because there's this mix of historical and current assets on anybody's balance sheet.  Two, because one of the opportunities in the Airgas acquisition is that their margins are in the 11 percent range and our margins we're driving to are 17 -- and you know best-in-class packaged gas businesses are high teens to low 20s.  Praxair has a very similar business in the US and we think that's in the mid-to-high teens type of business so there's a whole lot of opportunity there and it gets to some of the synergies.  We will take a short-term hit on our operating margins.  When you take $4 billion of sales at 11 and add it to $9 billion of sales at 17.  That was understood, we'll have to deal with that in our variable pay programs and compensation programs and all of that.  So let me take that off the table.  That's recognized and that sort of thing.

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But, the most important thing to this is a commitment to our shareholders on several fronts.  One, we're going to continue to drive sort of the base or the organic Air Products business against those targets.  And that's why my comment earlier, this Airgas thing if we're successful is an 11 event when it comes in our P&L so people will see how well we do that.  And then second, we have to drive the synergies that justify the premium that we've offered.  And, implicit in those synergies are moving those margins up.

When Paul and I did the talk with shareholders and that's somewhere, I'm sure, on the website, we threw out EBITDA margin and cash flow as measures and EBITDA as measures of how to look at things in the short term because it's about generating those synergies which translates into cash which allows you to pay down the debt quickly.  But, our plan all along has been to, if I go to a different measure, our Return on Capital measure, that will take a hit as I mentioned as well but we expect that to come back to where we are in several years. And, the long-term benefit, and it's a fact that this generates in excess of probably 15% additional cash flow for this company and creates a lot more possibilities for us a number of years out, has to be balanced with those short-term financial measures.  And those short-term measures and long-term measures have to be put in context for shareholders and for us.  And how we execute our business.

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